Exhibit (h)(2)(d)

2nd AMENDMENT TO ADMINISTRATIVE SERVICES AGREEMENT

The Administrative Services Agreement effective as of the 1st day of May, 2002, as amended, by and between THE DREYFUS CORPORATION and MODERN WOODMEN OF AMERICA (the “Agreement”) is hereby amended as follows:

1.              New paragraph number 18 is hereby added to the Agreement, which shall read in its entirety:

The provisions of this Agreement apply exclusively to MBSC dealer code 005560. Client is solely responsible for providing the correct dealer code on each account.

2.              All references in the Agreement to Dreyfus Service Corporation and DSC are hereby deleted and replaced with MBSC Securities Corporation and MBSC, respectively.

3.              Except as otherwise specifically provided herein, the Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, this Amendment has been executed by a duly authorized officer of each of the undersigned, effective August 31, 2012.

MODERN WOODMEN OF AMERICA

By:	/s/ W. Kenny Massey

Title:	President

Date:	September 10, 2012

THE DREYFUS CORPORATION

By:	/s/ Bradley J. Skapyak

Title:	COO

Date:	September 14, 2012